Exhibit 99.1

Genomic Health President Kimberly Popovits Joins Nuvelo Board of Directors

SUNNYVALE, Calif., July 19, 2005 — Nuvelo, Inc. (Nasdaq: NUVO) today announced the appointment of Kimberly Popovits to its board of directors. Ms. Popovits currently serves as president and chief operating officer of Genomic Health.

“Ms. Popovits brings more than 20 years of pharmaceutical and biopharmaceutical experience to Nuvelo with extensive expertise in marketing commercialization,” said George Rathmann, Ph.D., chairman of Nuvelo’s board of directors. “She has successfully led the commercialization of 11 novel therapeutics during her career, and we are pleased to welcome her insight and perspective to our board of directors as we begin to build our own commercialization organization.”

Prior to joining Genomic Health, Ms. Popovits served in various roles at Genentech, Inc., most recently as senior vice president, marketing and sales from February 2001 to February 2002, and as vice president, sales from October 1994 to February 2001. While at Genentech, she led the launch of its oncology business and was vital to the development of its cardiovascular, endocrine and respiratory markets. She has extensive experience in building new markets and has consistently achieved market leadership through the development of innovative strategies focused on patient needs. Prior to joining Genentech in 1987, she served as division manager for American Critical Care, a division of American Hospital Supply. She also brings extensive operational experience in the areas of managed care, reimbursement and organization development. Ms. Popovits currently serves as a member of the board of directors for BayBio and holds a B.A. in business from Michigan State University

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s clinical pipeline includes three product candidates, alfimeprase, a direct acting thrombolytic for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion; rNAPc2, an anticoagulant that inhibits the interaction of factor VIIa and tissue factor and ARC183, a direct thrombin inhibitor that is being developed for use in acute anticoagulant applications. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 408-215-4000.

SOURCE Nuvelo, Inc.

Nicole Estrin, Associate Director of Corporate Communications & IR of Nuvelo, Inc., 408-215-4572, or nestrin@nuvelo.com